Exhibit 99.2

MUELLER WATER PRODUCTS ANNOUNCES AGREEMENT TO TRANSITION METERING BUSINESS TO ZENNER USA

Portfolio Optimization through Execution of Mueller Operating System Supports Future Margin Expansion

ATLANTA, November 4, 2026 -- Mueller Water Products, Inc. (NYSE: MWA), a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America, today announced it has entered into an agreement to transition its metering business, which operates via its Mueller Systems subsidiary, to ZENNER USA, part of the Minol-ZENNER Group, a leading global manufacturer and distributor of water meters, heat and cooling energy meters, gas meters, submetering and digital solutions for remote reading.
This action follows a comprehensive review by Mueller’s Board of Directors and management of the strategic fit and performance of the metering business in the Company’s portfolio. Under the agreement, Mueller is exiting the metering business and will transition customers to ZENNER USA for replacement software and hardware to continue to fulfill our customer commitments. Transitioning the metering business will simplify Mueller’s portfolio and allow the Company to focus capital, talent and management attention on areas where it has stronger competitive positions and clearer opportunities for profitable growth.
“We are taking this step to sharpen Mueller’s focus and strengthen the Company for the future,” said Paul McAndrew, President and Chief Executive Officer of Mueller Water Products. “It reflects our Mueller Operating System in action: making disciplined, fact-based decisions, putting customers first and executing with clear accountability. By working closely with ZENNER USA, we plan to provide continuity for customers while concentrating our resources on the businesses where Mueller is best positioned to lead, grow and create long-term value.”
McAndrew concluded, “Our priority throughout this process has been and will be protecting customers and ensuring they continue to receive the products, service and support they expect from Mueller. ZENNER USA brings the specialized scale, technology investment, compatible products and global manufacturing capabilities needed to support customers over the long term. We are dedicated to working closely with ZENNER USA to deliver a seamless transition and honor our existing customer commitments.”
Mueller expects the transition to support adjusted EBITDA margin expansion with a 100 to 140 basis point annualized benefit, primarily beginning in the second quarter of fiscal 2027. The Company and ZENNER USA will begin the transition process immediately and work closely with customers and suppliers to provide continuity of service and ongoing support. In connection with the agreement, the Company expects to incur approximately $26 million of one-time expenses in fiscal 2027, primarily related to the outstanding warranty liability, operating and customer service costs, transaction-related costs, severance, inventory and other asset write-offs. The transition impacts will be adjusted as appropriate in the Company’s key financial metrics. The one-time and ongoing transition activities will be included in net sales, cost of sales and strategic reorganization and other charges. The majority of the expenses will be incurred during the first quarter, with most of the remaining expenses incurred prior to the end of the year. The financial impacts and benefits will occur in the Water Management Solutions segment. Taking the one-time expenses and annualized benefit into account, the Company believes the cash return on investment of completing the transition is very attractive relative to other opportunities.
Fourth Quarter and Full Year Financial Results
In a separate press release issued today, Mueller Water Products announced fourth quarter and full year 2026 financial results. The Company’s earnings press release can be found on the Company’s investor relations website at www.muellerwaterproducts.com.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. These include statements regarding the expected timing, completion and effects of the transition of the Company’s metering business to ZENNER USA; the Company’s ability to provide continuity of service and support to customers and to honor existing customer commitments; the amount, nature and timing of related one-time expenses and cash expenditures, including the warranty liability; the expected treatment of those expenses in the Company’s financial results; and the expected benefits of the transition and the Company’s ability to focus capital, talent and management attention on its other businesses. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions, and expected future developments. Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation: changes in the estimated costs of the transition of the metering business, including warranty costs; the pace of customer transition and meter replacement; ZENNER USA’s performance under its agreements with the Company; customer, supplier and employee reactions to the transition of the metering business; the Company’s ability to realize the anticipated margin and other benefits of the transition within the expected timeframe, or at all; potential claims arising from the transition of the metering business; and the other factors described in the section entitled “RISK FACTORS” in Item 1A. of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable. Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the United States Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America. Our broad portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.
Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com
Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com